EXHIBIT 99.1

Colonial Commercial Corp. Reports

2012 First Quarter Results

HAWTHORNE, New Jersey (May 14, 2012) – Colonial Commercial Corp. (“Colonial”) (OTCQB: “CCOM,” “CCOMP”), today announced its financial results for the first quarter ended March 31, 2012.

Results for the first quarter of 2012 compared to results for the first quarter of 2011:

●	Sales increased 20.1% to $18,091,774 from $15,061,973

●	Gross profit increased 8.9% to $4,548,590 from $4,178,467

●	Selling, general and administrative expenses increased 2.2% to $5,412,348 from $5,296,442

●	Operating loss decreased 22.7% to $(863,758) from $(1,117,975)

●	Net loss decreased 23.9% to $(963,590) from $(1,265,779)

●	Net loss per share on a fully diluted basis decreased to $(0.11) from $(0.20) per share

William Pagano, Chief Executive Officer of Colonial, said, “The 20% increase in Q1 year-over-year sales follows an 11% increase in Q4 year-over-year sales. New product offerings, increased market penetration and improved capitalization all contributed to these gains. We look forward to a continuation of our recent improvements.”

About Colonial Commercial Corp.

Colonial distributes heating, ventilating and air conditioning, (“HVAC”), equipment, parts and accessories, climate control systems, customized control panels, and plumbing and electrical supplies and equipment to professional contractors in the states of New York, New Jersey, Massachusetts, Connecticut and eastern Pennsylvania through its subsidiaries; Universal Supply Group, Inc., www.usginc.com, The RAL Supply Group, Inc., www.ralsupply.com, American/Universal Supply Division, www.ausupplyinc.com, and S&A Supply, Inc., www.sasupplyinc.com. The Company also distributes home appliances to dealer groups and appliance stores through its Goldman Universal division. The Company is headquartered in New Jersey, and, with its affiliates, operates out of 19 locations in its geographic trading area.  For more information on Colonial’s operations, products and/or services, please visit www.colonialcomm.com.

Safe Harbor Statement

The foregoing press release may contain statements concerning Colonial Commercial Corp.’s financial performance, markets and business operations that may be considered "forward-looking" under applicable securities laws. Colonial cautions readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from any results that are projected in the forward-looking statements include the following: continued acceptance of the company's products in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission.  These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in Colonial's periodic reports and registration statements filed with the Securities and Exchange Commission. Colonial undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.

For further information, please contact William Pagano, Chief Executive Officer, or
William Salek, Chief Financial Officer, at (973) 427-8224.

(Financial Highlights Follow)

COLONIAL COMMERCIAL CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2012	2011
	(Unaudited)
Assets
Current assets:
Cash	$423,402	$271,697
Accounts receivable, net of allowance for doubtful accounts of $435,959 and $652,449, respectively	8,240,480	10,057,598
Inventory	12,518,073	12,035,597
Prepaid expenses and other current assets	1,106,354	1,413,531
Total current assets	22,288,309	23,778,423
Property and equipment	971,669	949,912
Goodwill	1,416,929	1,416,929
Other assets	414,091	428,532
	$25,090,998	$26,573,796
Liabilities and Stockholders' Equity
Current liabilities:
Borrowings under credit facility - revolving credit	$11,525,510	$11,991,407
Notes payable, current portion; includes related party notes of $382,009 and $32,009, respectively	745,667	384,630
Trade payables	5,584,310	5,681,928
Accrued liabilities	1,208,116	1,476,776
Income taxes payable	586	586
Total current liabilities	19,064,189	19,535,327
Convertible notes payable-related party	200,000	200,000
Notes payable, non-current portion; includes related party notes of $790,012 and $798,014, respectively	1,929,448	1,977,518
Total liabilities	21,193,637	21,712,845
Commitments and contingencies
Stockholders' equity:
Redeemable convertible preferred stock, $.05 par value, 2,500,000 shares authorized, 293,057 shares issued and outstanding, liquidation preference of $1,465,285	14,653	14,653
Common stock, $.05 par value, 20,000,000 shares authorized, 9,154,953 shares issued and outstanding	457,747	457,747
Additional paid-in capital	12,659,782	12,659,782
Accumulated deficit	(9,234,821)	(8,271,231)
Total stockholders' equity	3,897,361	4,860,951
	$25,090,998	$26,573,796

COLONIAL COMMERCIAL CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	For The Three Months Ended
	March 31,
	2012	2011
Sales	$18,091,774	$15,061,973
Cost of sales	13,543,184	10,883,506
Gross profit	4,548,590	4,178,467

Selling, general and administrative expenses	5,412,348	5,296,442
Operating loss	(863,758)	(1,117,975)

Other income	54,249	63,968
Interest expense, net; includes related party interest of $14,869 and $15,830, respectively	(154,081)	(211,772)
Net loss	$(963,590)	$(1,265,779)

Net loss per common share:
Basic and diluted	$(0.11)	$(0.20)

Weighted average shares outstanding:
Basic and diluted	9,154,953	6,194,953

COLONIAL COMMERCIAL CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For Three Months Ended
	March 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(963,590)	$(1,265,779)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for doubtful accounts	123,184	71,100
Depreciation	93,667	94,493
Net loss on disposal of fixed assets	-	739
Changes in operating assets and liabilities
Accounts receivable	1,693,934	1,022,115
Inventory	(482,476)	404,175
Prepaid expenses and other current assets	307,177	147,419
Other assets - noncurrent	14,441	(27,540)
Trade payables	(97,618)	(995,218)
Accrued liabilities	(268,660)	(384,503)
Income taxes payable	-	(2,360)
Net cash provided by (used in) operating activities	420,059	(935,359)

Cash flows from investing activities:
Additions to property and equipment	(57,274)	(29,786)
Proceeds from disposal of property and equipment	-	3,000
Net cash used in investing activities	(57,274)	(26,786)

Cash flows from financing activities:
Repayments of notes payable; includes related party repayments of $8,002 in 2012 and 2011	(95,183)	(268,984)
Issuance of notes payable, related party	350,000	-
Issuance of common stock	-	2,250,000
Repayments under credit facility - revolving credit, net	(465,897)	(963,160)
Net cash (used in) provided by financing activities	(211,080)	1,017,856
Increase in cash	151,705	55,711
Cash - beginning of period	271,697	75,390
Cash - end of period	$423,402	$131,101